     As filed with the Securities and Exchange Commission on April 18, 2000

                                                            Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ---------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                         FORM S-8 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          ---------------------------

                           PLAYERS INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

               Nevada                                95-41745832
      (State of Incorporation)           (I.R.S. Employer Identification No.)

                          ---------------------------

                           5100 West Sahara Boulevard
                            Las Vegas, Nevada, 89146
                                 (702) 579-2300
          (Address, Including Zip Code and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                          ---------------------------

        PLAYERS INTERNATIONAL, INC. DAVID FISHMAN 1993 STOCK OPTION PLAN
         PLAYERS INTERNATIONAL, INC. DAVID FISHMAN RETIREMENT AGREEMENT
                               STOCK ELECTION PLAN
         PLAYERS INTERNATIONAL, INC. EDWARD FISHMAN RETIREMENT AGREEMENT
                               STOCK ELECTION PLAN
                            (Full Title of the Plan)

                          ---------------------------

                            Stephen H. Brammell, Esq.
                       Senior Vice President and Secretary
                           Players International, Inc.
                           5100 West Sahara Boulevard
                             Las Vegas, Nevada 89146
                                 (702) 579-2300
 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                           PLAYERS INTERNATIONAL, INC.

                    Termination of Registration Statement and
                          Deregistration of Securities

         On March 22, 2000, pursuant to that certain Agreement and Plan of Merger, dated as of August 19, 1999, by and among Harrah's Entertainment, Inc., a Delaware corporation ("Harrah's"), HEI Acquisition Corp. II, a Nevada corporation and a direct, wholly-owned subsidiary of Harrah's ("HEI"), and Players International, Inc., a Nevada corporation (the "Company"), HEI merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. In connection with the Merger, stockholders of the Company were granted the right to receive $8.50 in cash in exchange for each issued and outstanding share of common stock of the Company, par value $0.005 per share ("Players Common Stock"), and each option to purchase a share of Players Common Stock under the Players International, Inc. David Fishman 1993 Stock Option Plan, the Players International, Inc. David Fishman Retirement Agreement Stock Election Plan and the Players International, Inc. Edward Fishman Retirement Agreement Stock Election Plan (the "Plans"), was accelerated and similarly exchanged for $8.50 in cash, less the exercise price of such option.

         Because all of the stock options which were granted under the Plans, and for which the related shares of Players Common Stock were registered on the registration statement on Form S-8, No. 333-23041 (the "Registration Statement"), have been exercised in full or have been exchanged for cash in connection with the Merger, no additional shares of Players Common Stock registered on the Registration Statement can be purchased or otherwise issued under the Plans. As a result, the Company hereby removes from registration any and all shares of the Players Common Stock that were previously registered under the Registration Statement, and hereby files this Post-Effective Amendment No. 1 to the Registration Statement to effect such removal and to terminate the Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 of Players International, Inc. to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on March 30, 2000.

                                  PLAYERS INTERNATIONAL, INC.


                                  By: /s/  Stephen H. Brammell
                                     ----------------------------
                                     Name:  Stephen H. Brammell
                                     Title: Senior Vice President and Secretary

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 of Players International, Inc. has been signed as of March 30, 2000 by the following persons in the capacities indicated.

                    SIGNATURE                                      TITLE                             DATE
                    ---------                                      -----                             ----

            /s/  Philip G. Satre
--------------------------------------------       President, Chief Executive Officer           March 30, 2000
                 Philip G. Satre                   and Director

            /s/  Colin V. Reed
--------------------------------------------       Executive Vice President, Treasurer          March 30, 2000
                 Colin V. Reed                     and Director (Principal Accounting
                                                   Officer)
